FOR IMMEDIATE RELEASE

                     eROOMSYSTEM TECHNOLOGIES, INC. REPORTS
                     SIXTH CONSECUTIVE QUARTER OF NET INCOME

 ERMS realizes $69,912, or $.01 basic earnings per share, on revenue of $390,499

LAKEWOOD, New Jersey - August 16, 2005 - eRoomSystem Technologies, Inc. (OTCBB:
ERMS), a supplier of in-room technological amenities for the lodging industry, today announced its financial results for the three months ended June 30, 2005.

For the three months ended June 30, 2005, ERMS reported revenues of $390,499 as compared to $366,655 for the three months ended June 30, 2004, an increase of $23,844, or 6.5%. Gross profit was $243,045 for the second quarter as compared to $214,513 for the same period in 2004, an increase of $28,532, or 13.3%. Gross margin increased to 62.2% for the second quarter as compared to 58.5% during the second quarter of fiscal 2004. Income from operations was $69,912 for the three months ended June 30, 2005 as compared to $157,119 for the same period in 2004, the former largely related to a $200,000 one-time gain on collection of a previously written off receivable. Selling, general and administrative expenses were $135,392, a decrease of $56,914 from the same period in 2004. For the three months ended June 30, 2004, ERMS realized net income of $69,912, or $0.01 per basic share, or $0 per diluted share. In comparison, in the same period a year ago, ERMS realized net income of $249,109, or $0.02 per basic share, or $0.01 per diluted share. ERMS realized a one-time gain on forgiveness of liabilities and debt in the amount of $91,990 in the second quarter of 2004.

For the six months ended June 30, 2005, ERMS reported revenues of $749,878 as compared to $724,964 for the six months ended June 30, 2004, an increase of $24,914, or 3.4%. Gross profit was $459,466 for the six months ended June 30, 2005 as compared to $427,407 for the same period in 2004, an increase of $32,059, or 7.5%. Gross margin increased to 61.3% for the six months ended June 30, 2005 as compared to 59.0% during the same period in 2004. Income from operations was $77,235 for the six months ended June 30, 2005 as compared to $60,774 for the same period in 2004. Selling, general and administrative expenses were $298,556 during the first six months of 2005, a decrease of $150,503 from the same period in 2004, while ERMS realized a $200,000 gain on a previously written off receivable during the first six months of 2004. For the six months ended June 30, 2005, ERMS realized net income of $77,235, or $0.01 per basic share, or $0.01 per diluted share. In comparison, in the same period a year ago, ERMS realized net income of $656,239, or $0.06 per basic share, or $0.03 per diluted share. ERMS realized a one-time gain on forgiveness of $595,465 in the six months ended June 30, 2004.

As of June 30, 2005, the balance sheet of ERMS reflected cash of $834,154 and a note receivable in the amount of $146,169, which amount relates to the investment in Identica Corp. earlier this year. As of June 30, 2005, ERMS had working capital of $541,728, as compared to working capital of $445,482 on December 31, 2004, an increase of $96,246, or 21.6%. As of June 30, 2005, stockholders equity was $1,412,219 as compared to $1,312,657 as of December 31, 2004, an increase of $99,562.

About eRoomSystem Technologies, Inc.:
eRoomSystem Technologies, Inc. is a full service in-room provider for the lodging and travel industry. Its intelligent in-room computer platform and communications network supports eRoomSystem's line of fully automated and interactive refreshment centers, room safes and other applications. eRoomSystem's products are installed in major hotel chains both domestically and internationally. eRoomSystem is a publicly traded company listed on the Over The Counter Bulletin Board under the symbol "ERMS". You can visit eRoomSystem Technologies, Inc. on the worldwide web at www.eroomsystem.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995:

NOTE: The foregoing is news relating to ERMS and contains forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to ERMS or its management, including without limitation, ERMS and its subsidiaries, are intended to identify such forward-looking statements. The actual results, performance or achievements of ERMS could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the most recently filed Annual Report on Form 10-KSB and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by ERMS and is meant purely for informational purposes.

Press/Investor Contact:
eRoomSystem Technologies, Inc.
investor@eroomsystem.com